    As filed with the Securities and Exchange Commission on April 17, 1998
                                               Registration No. 333-____________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________

                                   FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ________________

                               XYLAN CORPORATION
             (Exact name of Registrant as specified in its charter)


              CALIFORNIA                              95-4433911
    (State or other jurisdiction                   (I.R.S. employer
    of incorporation or organization)              identification no.)

                             26707 West Agoura Road
                              Calabasas, CA  91302
                    (Address of principal executive offices)

                            _______________________

                                1996 STOCK PLAN
                        1998 EMPLOYEE STOCK OPTION PLAN

                            (Full title of the Plan)

                            _______________________

                                 Steve Y. Kim
                Chairman, President and Chief Executive Officer
                               Xylan Corporation
                             26707 West Agoura Road
                              Calabasas, CA  91302
                                 (818) 880-3500
(Name, address and telephone number, including area code, of agent for service)

                            _______________________

                                    Copy to:

                               Tae Hea Nahm, Esq.
                             Renee R. Deming, Esq.
                               Venture Law Group
                           A Professional Corporation
                              2800 Sand Hill Road
                              Menlo Park, CA 94025
                                 (415) 854-4488

                               Page 1 of 11 Pages
                        Exhibit Index Located on Page 8
              (Calculation of Registration Fee on Following Page)

================================================================================

================================================================================
                        CALCULATION OF REGISTRATION FEE
================================================================================


                                                       Proposed Maximum     Proposed Maximum      Amount of
 Title of Securities to be           Amount to be       Offering Price     Aggregate Offering    Registration Fee
 Registered                         Registered (1)      Per Share (2)             Price
------------------------------------------------------------------------------------------------------------

1996 Stock Plan
---------------
Common Stock
$.001 par value................         57,636 shares    $26.1875(2)       $ 1,509,343             $   445

Common Stock
$.001 par value................      1,942,364 shares    $16.7527(3)       $32,539,841             $ 9,599


1998 Employee Stock Option Plan
-------------------------------
Common Stock
$.001 par value................          9,250 shares    $26.1875(2)       $   242,234             $    71

Common Stock
$.001 par value................        990,750 shares    $16.7527(3)       $16,597,738             $ 4,896


TOTAL                                3,000,000 shares                      $50,889,156             $15,011


______________________

(1) This Registration Statement shall also cover any additional Shares of Common Stock which become issuable under the 1996 Stock Plan by reason of any Stock dividend, Stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding Shares of Common Stock of Xylan Corporation.

(2) Estimated in accordance with Rule 457(h) and 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The computation with respect to unissued options is based upon the average of the high and low sale prices per Share of Common Stock of Xylan Corporation as reported on The Nasdaq National Market on April 9, 1998.

(3) Computed in accordance with Rule 457(h) under the Securities Act of 1933 as amended solely for the purpose of calculating the registration fee. The computation with respect to issued options is based on the weighted average per Share exercise price of outstanding options under the referenced Plan, the Shares issuable under which are registered hereby.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INFORMATION INCORPORATED BY REFERENCE.
         -------------------------------------

         The following documents previously filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

         Item 3(a)

         The Registrant's Annual report on Form 10-K for the fiscal year ended December 31, 1997, filed with the Commission on March 31, 1998, which contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed;

         Item 3(c)

         The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission under
Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") on February 19, 1996, including any amendment or report filed for the purpose of updating such description, and Form 8-A filed with the Commission under Section 12 of the Exchange Act on April 18, 1997.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.  DESCRIPTION OF SECURITIES.
         -------------------------

         Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.
         --------------------------------------

         Certain legal matters with respect to the shares will be passed upon by Venture Law Group, A Professional Corporation, Menlo Park, California. As of the date of this filing, certain attorneys of Venture Law Group beneficially own an aggregate of 7,573 shares of the Company's Common Stock.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
         -----------------------------------------

         The Company's Articles of Incorporation limit the liability of directors for monetary damages arising from breach of their fiduciary duty to the maximum extent permitted by the California Corporations Code ("California Law"). Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or recession. The limitation on monetary liability also does not apply to liabilities arising under the federal securities laws.

         The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law. The Company has entered into indemnification agreements with its directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the California Corporations Code. The indemnification agreements may require the Company, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain director's insurance if available on reasonable terms.

          The Company believes that the limitation provision in its Articles of Incorporation and the indemnification provisions in its Articles of Incorporation, Bylaws and indemnification agreements will facilitate the Company's ability to continue to attract and retain qualified individuals to serve as directors of the Company. It is the opinion of the Commission that indemnification provisions such as those contained in the Bylaws and these agreements have no effect on a director's or officer's liability under the federal securities laws.

Item 7.   EXEMPTION FROM REGISTRATION CLAIMED.
          ------------------------------------
          Not applicable.


Item 8.   EXHIBITS.
          --------

           Exhibit
            Number                          Document
           -------                          --------

             4.1 Articles of Incorporation of Registrant, as amended to date (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1, as amended (Registration No. 333-00574) declared effective on March 10, 1996 (the "S-1 Registration Statement")).

             4.2 By-Laws of Registrant, as amended to date (incorporated by reference to Exhibit 3.4 to the S-1 Registration Statement).

             5.1      Opinion of Venture Law Group, A Professional Corporation.

            23.1 Consent of Venture Law Group, A Professional Corporation (included in Exhibit 5.1).

            23.2      Consent of KPMG Peat Marwick LLP.

            24.1      Powers of Attorney (see p. 10).


Item 9.   UNDERTAKINGS.
          -------------

          The undersigned Registrant hereby undertakes:

               (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section

15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on this 15th day of April, 1998.


                               XYLAN CORPORATION


                               By:   Dale J. Bartos
                                    -------------------------------------------
                                     Dale J. Bartos
                                     Vice President, Finance and Administration
                                     and Chief Financial Officer

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                   ----------------------------------------

                                   EXHIBITS

                   ----------------------------------------


                      Registration Statement on Form S-8

                               XYLAN CORPORATION

                                April 17, 1998

                               INDEX TO EXHIBITS


   Exhibit                                                                 Page
    Number                                                                  No.
   -------                                                                 ----
     4.1 Articles of Incorporation of Registrant, as amended to date (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1, as amended (Registration No. 333-00574) declared effective on March 10, 1996 (the "S-1 Registration Statement")).

     4.2 By-Laws of Registrant, as amended to date (incorporated by reference to Exhibit 3.4 to the S-1 Registration Statement).

     5.1      Opinion of Venture Law Group, A Professional Corporation.      11

    23.1      Consent of Venture Law Group, A Professional Corporation       --
              (included in --Exhibit 5.1).

    23.2      Consent of KPMG Peat Marwick LLP.                               9

    24.1      Powers of Attorney                                             10

                                       8